CERTIFICATE

The undersigned hereby certifies that she is the Secretary of Morgan Stanley Mortgage Securities Trust (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Amendment to the Amended and Restated Declaration of Trust duly adopted by the Trustees of the Trust on December 5, 2012, as provided in Section 9.3 of the Declaration of Trust of the Trust, said Amendment to take effect on February 25, 2013, and I do hereby further certify that such Amendment has not been amended and is on the date hereof in full force and effect.

Dated this 25th day of February, 2013



_/s/ Mary E. Mullin_______________
Mary E. Mullin
Secretary



AMENDMENT



Dated: December 5, 2012
To be Effective:	February 25, 2013






TO

MORGAN STANLEY MORTGAGE SECURITIES TRUST

AMENDED AND RESTATED DECLARATION OF TRUST

DATED

March 25, 1987


MORGAN STANLEY MORTGAGE SECURITIES TRUST

AMENDMENT TO THE AMENDED AND RESTATED
DECLARATION OF TRUST


WHEREAS, Morgan Stanley Mortgage Securities Trust (the
"Trust") was established by the Amended and Restated
Declaration of Trust, dated March 25, 1987, as amended from time to time (the "Declaration"), under the laws of the Commonwealth of Massachusetts;

WHEREAS, Section 9.3 of the Declaration provides that the Trustees may amend the Declaration without the vote or consent of Shareholders to change the name of the Trust or any Series or classes of Shares; and

WHEREAS, the Trustees of the Trust have deemed it advisable to redesignate the Class C Shares of the Trust as the Class L
Shares, such change to be effective on February 25, 2013;

NOW, THEREFORE:

I.  The Declaration is hereby amended to redesignate Class C
Shares of the Trust as "Class L Shares."

II. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.




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